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                                                                      EXHIBIT 11

                            THE TIMES MIRROR COMPANY

                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                                FOURTH QUARTER
                                                               ENDED DECEMBER 31
                                                              -------------------
                                                               1999        1998
                                                              -------    --------
BASIC
Weighted average shares for basic earnings per share........   59,931      78,923
                                                              =======    ========
Income from continuing operations...........................  $67,519    $ 20,726
Preferred stock dividends...................................   (1,794)     (5,425)
                                                              -------    --------
Earnings applicable to common shareholders from continuing
  operations................................................   65,725      15,301
Income from discontinued operations.........................      375     225,601
                                                              -------    --------
     Total earnings applicable to common shareholders.......  $66,100    $240,902
                                                              =======    ========
Basic earnings per common share:
  Continuing operations.....................................  $  1.10    $    .19
  Discontinued operations...................................       --        2.86
                                                              -------    --------
Basic earnings per share....................................  $  1.10    $   3.05
                                                              =======    ========

DILUTED
Weighted average shares for basic earnings per share........   59,931      78,923
Effect of dilutive securities:
  Stock options.............................................    2,679       1,649
  LYONs convertible debt....................................    2,914          --
  Series C-1, convertible preferred stock...................      589          --
  Series C-2, convertible preferred stock...................      379          --
                                                              -------    --------
Weighted average shares for diluted earnings per share......   66,492      80,572
                                                              =======    ========
Income from continuing operations...........................  $67,519    $ 20,726
Preferred stock dividends...................................   (1,794)     (5,425)
LYONs interest expense, net of tax..........................    1,583          --
Series C-1, preferred dividends.............................      552          --
Series C-2, preferred dividends.............................      355          --
                                                              -------    --------
Earnings applicable to common shareholders from continuing
  operations................................................   68,215      15,301
Income from discontinued operations.........................      375     225,601
                                                              -------    --------
     Total earnings applicable to common shareholders.......  $68,590    $240,902
                                                              =======    ========
Diluted earnings per common share:
  Continuing operations.....................................  $  1.03    $    .19
  Discontinued operations...................................       --        2.80
                                                              -------    --------
Diluted earnings per share..................................  $  1.03    $   2.99
                                                              =======    ========
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